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                    September 27, 2021

       Shlomo Pilo
       Chief Executive Officer
       Raphael Pharmaceutical Inc.
       4 Lui Paster
       Tel Aviv-Jaffa
       Israel 6803605

                                                        Re: Raphael
Pharmaceutical Inc.
                                                            Amendment No. 2 to
Registration Statement on Form 10-12G
                                                            Filed September 23,
2021
                                                            File No. 000-53002

       Dear Mr. Pilo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences
       cc:                                              Assaf Ariely, Esq.